Exhibit 23.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO * MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A-2 of our report dated March 26, 2013 with respect to the audited balance sheets of Kallo Inc. (the Company) as of December 31, 2012 and December 31, 2011 and the related statements of expenses, stockholders’ equity (deficit) and the cash flows for the years ended December 31, 2012 and December 31, 2011.

“Schwartz Levitsky Feldman LLP”
Toronto, Ontario	Chartered Accountants
March 31, 2013	Licensed Public Accountants

2300 Yonge Street, Suite 1500
Toronto, Ontario M4P 1E4
Tel: 416 785 5353
Fax: 416 785 5663